Exhibit 10.1
FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT, dated as of June 11, 2025 (this “Amendment”) but effective as of December 31, 2024 (the “First Amendment Effective Date”), is made and entered into by and among Owlet Baby Care, Inc., a Delaware corporation (the “Borrower”), Owlet, Inc., a Delaware corporation (the “Guarantor” and, together with the Borrower, the “Loan Parties”), the financial institutions party hereto as lenders (the “Lenders”), and ABL OPCO LLC, a Delaware limited liability company, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

A.     Pursuant to that certain Credit and Security Agreement, dated as of September 11, 2024 (the “Existing Credit Agreement”), by and among the Loan Parties, the Lenders, and the Administrative Agent, the Lenders and the Administrative Agent have made available to the Borrower an asset-based revolving loan facility in the maximum principal amount of up to $20,000,000. Capitalized terms used and not otherwise defined in this Amendment have the same respective meanings given to such terms in the Credit Agreement (as defined in Section 3 hereof).

B.     The Borrower has requested that the Existing Credit Agreement be amended as set forth in this Amendment, and the Administrative Agent and the Lenders are willing to so amend the Existing Credit Agreement, subject to the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

a.By amending Section 1.2 of the Existing Credit Agreement as follows:

(1)By amending and restating the definition of “EBITDA” to read in its entirety as follows:

“ “EBITDA” means, for any fiscal period, the sum of (1) net income (or loss) for that period; minus (2) extraordinary, unusual or non-recurring income, receipts or gains (including gains on asset sales (other than Inventory sold in the ordinary course of business)) and other non-cash income, receipts or gains for that period (including with respect to debt forgiveness); plus (3) all interest expense for that period; plus (4) all charges against (or minus credits to) income for federal, state, and local taxes for that period; plus (5) depreciation expenses for that period; plus (6) amortization expenses or asset impairment for that period; plus (7) severance and restructuring costs; plus (8) non- recurring transaction costs in an amount not to exceed $1,000,000 in the aggregate; plus (9) the difference, if a positive number, between (i) non-cash stock-based compensation and non-cash mark-to-market adjustment and other non-cash expenses and losses for that period, minus (ii) the amount of any such expenses or losses when paid in cash to the extent not deducted in the computation of net earnings (or loss) for that period; plus (10) litigation settlement costs (net of insurance recovery proceeds, if applicable, but including reasonable and customary legal expenses) accrued during that period (to the extent such period includes the fiscal quarter ending December 31, 2024 or the fiscal quarter ending March 31, 2025) pursuant to (i) that certain Stipulation and Agreement of Settlement, dated January 31, 2025, entered into by and among (A) Lead Plaintiff Dr. Thomas

E. Tweito, on behalf of himself and the Settlement Class referred to therein, and (B) defendants Owlet and Kurt Workman, an individual, with respect to certain claims asserted under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, or (ii) that certain Stipulation and Agreement of Settlement, dated January 31, 2025, entered into by and among (A) Lead Plaintiff Drew Conant and Plaintiff Eric Lee (on behalf of themselves and each of the Class Members referred to therein), (B) defendants Owlet, Kurt Workman and Kate Scolnick, and (C) defendants Ken Suslow, Richard Henry, Domenico De Sole, Ramez Toubassy, Jamie Weinstein, Krystal Kahler, and Michael F. Goss, with respect to certain claims asserted under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934; plus (11) extraordinary, unusual or non-recurring expenses or losses for such period, in each case to the extent approved by the Administrative Agent in writing; in each case for the foregoing clauses (1) through (11) calculated on a consolidated basis for the Loan Parties.”

(2)By amending and restating clause (k) of the definition of “Eligible Accounts” to read in its entirety as follows:

“(k) That is owed by an Account Debtor that (1) does not maintain its chief executive office in the United States or Canada (except for the Province of Quebec) or (2) is not organized under the law of the United States or Canada, or any state of the United States or any province of Canada (except for the Province of Quebec), unless, in each case, the sale is on letter of credit, Guaranty, or acceptance terms, in each case satisfactory to the Administrative Agent in its discretion, or such Account is insured pursuant to a credit insurance policy in form and substance, and issued by an insurance provider, in each case satisfactory to the Administrative Agent in its discretion with the Administrative Agent named as lender loss payee; provided, that (A) Accounts as to which the Account Debtor is Cheeky Rascals, Luna Swiss, IBP Scandinavia, Theo Klein AG, Gamin Tout Terrain, Snuggle Bugz Inc., Best Buy Canada, Bomedys NV or Danish by Design (each, a “Specified Account Debtor”), to the extent the unpaid balance thereof (i) does not exceed, as to all such Accounts as to which the Account Debtor is a Specified Account Debtor, the credit insurance limit for such Specified Account Debtor provided in such credit insurance policy, and (ii) does not exceed $3,000,000 in the aggregate as to all Accounts described in this clause (k)(A), shall not be deemed ineligible solely for failure to satisfy the requirements of this clause (k), (B) Accounts as to which the Account Debtor is Amazon 1P shall not be deemed ineligible solely for failure to satisfy the requirements of this clause (k), and (C) Accounts as to which the Account Debtor has been approved by the Administrative Agent in writing in its sole discretion shall not be deemed ineligible solely for failure to satisfy the requirements of this clause (k);”

(3)By amending and restating the definition of “Fee Letter” to read in its entirety as follows:

“ “Fee Letter” means, collectively, (i) that certain letter agreement dated as of the Closing Date, by and among the Administrative Agent and the Borrowers, and (ii) that certain letter agreement dated as of June 11, 2025 and effective as of the First Amendment Effective Date, by and among the Administrative Agent and the Borrowers.”

(4)By adding the following new definition thereto in appropriate alphabetical order:

“ “First Amendment Effective Date” means December 31, 2024.”

b.By amending Section 6.3 thereof by amending and restating the grid set forth therein to read in its entirety as follows:

Testing Date	Minimum TTM EBITDA
September 30, 2024	$(2,400,000)
December 31, 2024	$(3,900,000)
March 31, 2025	$(4,800,000)
June 30, 2025	$(500,000)
September 30, 2025	$(200,000)
December 31, 2025	$2,500,000
March 31, 2026	$3,400,000
June 30, 2026	$5,600,000
September 30, 2026	$5,000,000
December 31, 2026 and the last day of each fiscal quarter thereafter	$6,500,000

c.By amending and restating Section 7.6 thereof to read in its entirety as follows:

“SECTION 7.6. Capital Expenditures. Make or incur any Capital Expenditure (including maintenance capital expenditures) or commitments for Capital Expenditures (including capitalized leases and maintenance capital expenditures) in any fiscal year in an aggregate amount for the Loan Parties on a consolidated basis of more than (i) with respect to the Loan Parties’ fiscal year ending December 31, 2024, $500,000, (ii) with respect to the Loan Parties’ fiscal year ending December 31, 2025, $1,500,000, (iii) with respect to the Loan Parties’ fiscal year ending December 31, 2026, $2,000,000, and (iv) with respect to the period commencing on January 1, 2027 and ending on the third anniversary of the Closing Date, $2,000,000; provided, that if the Loan Parties do not utilize the entire amount of Capital Expenditures permitted in any fiscal year, the Loan Parties may carry forward, to the immediately succeeding fiscal year only, 50% of such unutilized amount (with Capital Expenditures made by the Loan Parties in such succeeding fiscal year applied last to such unutilized amount).”

2.Effectiveness. This Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the sole satisfaction of the Administrative Agent:

a.This Amendment shall have been duly executed and delivered by the respective parties hereto, and shall be in full force and effect and shall be in form and substance satisfactory to the Administrative Agent;

b.the Administrative Agent shall have received all fees payable to the Administrative Agent and Lenders pursuant to the Fee Letter (it being acknowledged by the Borrower that the Administrative Agent may charge any and all such fees to the Borrower’s Loan Account in accordance with the Credit Agreement); and

c.all action on the part of each Loan Party necessary for the valid execution, delivery and performance by such Loan Parties of this Amendment and all other documentation, instruments, and agreements to be executed in connection herewith shall have been duly and effectively taken and evidence thereof satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

3.Ratification of Loan Documents, Obligations and Security Interest.

a.The Existing Credit Agreement (as amended by this Amendment), the Guaranty Agreement and the other Loan Documents are hereby ratified, confirmed and approved and remain in full force and effect. From and after the First Amendment Effective Date, all references to the Existing Credit Agreement in the Loan Documents or elsewhere shall be deemed references to the Existing Credit Agreement as amended by this Amendment (as so amended, the “Credit Agreement”). The Loan Parties hereby acknowledge and agree that this Amendment shall be a “Loan Document” for purposes of the Credit Agreement and the other Loan Documents. In accordance with the terms and conditions of the Loan Documents, the Loan Parties are liable to the Administrative Agent and the Lenders for all of the Obligations, including, without limitation, (i) for all principal and accrued interest owed under the Loan Documents, whether now due or hereafter accruing; and (ii) for all fees, and all Expenses heretofore or hereafter incurred by the Administrative Agent and Lenders in connection with the protection, preservation, and enforcement by the Administrative Agent of its rights and remedies under the Loan Documents and/or this Amendment, including, without limitation, the negotiation and preparation of this Amendment, and any of the other documents, instruments or agreements executed in connection therewith, as provided under Section 15.6 of the Credit Agreement.

b.Without limiting the generality of the foregoing, the Guarantor hereby acknowledges, confirms and agrees that the Guaranteed Obligations of the Guarantor under, and as defined in, the Guaranty Agreement include, without limitation, all Obligations of the Loan Parties at any time and from time to time outstanding under the Credit Agreement and the other Loan Documents, as such Obligations have been amended pursuant to this Amendment.

c.Without limiting the generality of the foregoing, each Loan Party hereby ratifies, confirms and reaffirms that all security interests and Liens granted pursuant to the Loan Documents secure and shall continue to secure the payment and performance of all of the Obligations and liabilities pursuant to the Loan Documents, whether now existing or hereafter arising.

4.Expenses. The Borrower agrees to reimburse the Administrative Agent, promptly upon demand, for all Expenses incurred by the Administrative Agent in connection with the preparation, negotiation, review, execution and delivery of this Amendment. The Borrower acknowledges that the Administrative Agent may charge any and all such Expenses to the Borrower’s Loan Account in accordance with the Credit Agreement.

5.Representations and Warranties of the Loan Parties. Each of the Loan Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows:

a.Before and after giving effect to this Amendment, no Default or Event of Default has occurred or is continuing.
b.Each of the Loan Parties (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of its jurisdiction or organization and (ii) has the full power, authority, and legal right to enter into this Amendment and to perform its obligations under this Amendment. Each Loan Party’s execution, delivery, and performance of this Amendment has been approved by all necessary legal and organizational Persons. All obligations under this Amendment are legal, valid, and binding obligations enforceable against it in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

c.The transactions contemplated by this Amendment (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body or any other Person (except for consents, approvals, registrations, filings and other actions that have been obtained); (ii) do not violate any law applicable to any Loan Party or any of its Subsidiaries; (iii) do not violate or create a default under any indenture, agreement, or other instrument binding on any Loan Party, any of its Subsidiaries, or any of their respective assets; (iv) do not require any Loan Party to make any payment to any Person (other than the Administrative Agent for the account of any of the Secured Parties); and (v) do not create any Lien on any asset of any Loan Party (except Liens created under the Loan Documents and Permitted Liens described in clause (12) of the definition of such term).

d.Each representation and warranty made by each Loan Party in (or in connection with any Loan Document) is true, correct, and complete in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true, correct, and complete in all respects) with the same effect as though made on and as of the date hereof (it being understood that any representation or warranty that by its terms is made as of a specified date is to be true and correct only as of that specified date).

6.Limitation of Agreements.

a.Each Loan Party hereby acknowledges and agrees that except as specifically provided herein, nothing in this Amendment shall be deemed or otherwise construed as a waiver by the Administrative Agent or any Lender of any Defaults or Events of Default that may exist or of their respective rights and remedies pursuant to the Credit Agreement, applicable law or otherwise.

b.The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (i) be a consent to any agreement, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, or (i) otherwise prejudice any right or remedy which the Administrative Agent any Lender, or any Loan Party may now have or may have in the future under or in connection with the Credit Agreement.

c.This Amendment shall be construed in connection with and as part of the Credit Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Credit Agreement, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

7.Release of Claims; Covenant Not to Sue. To induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party, for itself and on behalf of its subsidiaries, affiliates, successors and assigns (collectively with the Borrower, the “Releasors”, and individually a “Releasor”), hereby RELEASES, ACQUITS AND FOREVER DISCHARGES each Releasee (as hereinafter defined) from any and all liabilities, claims, demands, actions or causes of action of every kind or nature (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown (collectively, “Claims”) that any Releasor now has, ever had or hereafter may have against the Administrative Agent and the Lenders in any capacity or the Administrative Agent’s or any Lender’s officers, directors, employees, agents, attorneys, representatives, subsidiaries, affiliates and shareholders (collectively with the Administrative Agent and each Lender, the “Releasees”) based on acts, transactions or circumstances that have occurred or been consummated on or before the date of this Amendment and that relate to (i) the Credit Agreement, any other Loan Document (including, without limitation, this Amendment) or Collateral, (ii) any transaction, act or omission contemplated by or described in any Loan Document or concluded thereunder, or (iii) any aspect of the dealings or relationships between or among the Borrower and/or any other Loan Party, on the one hand, and the Administrative Agent and Lenders, on the other hand, under or in connection with the Credit Agreement, any other Loan Document (including, without limitation, this Amendment), or any transaction, act or omission contemplated by or described in the Credit Agreement, any other Loan Document (including, without limitation, this Amendment), or concluded thereunder. The provisions of this Section shall survive the termination of this Amendment and any of the other Loan Documents and payment in full of the Obligations and termination of the Commitments. Each Loan Party, for itself and on behalf of such Loan Party’s successors, assigns and other legal representatives, hereby unconditionally and irrevocably agrees that neither the Borrower nor the other Releasors will sue any Releasee on the basis of any Claim released, remised and discharged pursuant to the foregoing provisions of this Section, and if the Borrower and/or any Releasor or its successors or assigns violates the foregoing covenant, the Borrower, for itself and its successors and assigns, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and cost incurred by any Releasee as a result of such violation.

EACH LOAN PARTY UNDERSTANDS THAT THIS AMENDMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to such Loan Party at present, each Loan Party acknowledges that it has read and understands Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Each Loan Party hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to its release of any unknown or unsuspected claims herein.

8.Miscellaneous
a.This Amendment shall be binding upon and inure to the benefit of the Loan Parties, the Lenders, the Administrative Agent and their respective successors and assigns.

b.This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

c.This Amendment and the other Loan Documents (including all recitals) are the entire agreement among the parties related to the subject matter of the Loan Documents. The Loan Documents supersede all prior agreements, commitments (including any commitment letters), and understandings among the parties related to the subject matter of the Loan Documents.

d.This Amendment is made and entered into for the sole benefit of the Loan Parties, the Administrative Agent and the Lenders, and their successors and permitted assigns, and except as otherwise expressly provided in this Amendment, no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment.

e.THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF NEW YORK, PURSUANT TO NEW YORK GENERAL OBLIGATION LAW §5-1401 BUT WITHOUT REGARD TO ITS OTHER CONFLICTS OF LAW PRINCIPLES.

f.This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one instrument. Any signature delivered by facsimile or email transmission is treated as an original signature.

g.If any part of this Amendment is found for any reason to be unenforceable, all other parts nevertheless remain enforceable.

h.This Amendment may be executed by means of (i) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The Administrative Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this agreement. Any party delivering an executed counterpart of this agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

i.Prior to executing this Amendment, each Loan Party has consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon the representation of the Administrative Agent or any Lender, or any counsel to the Administrative Agent or any Lender, concerning the legal effects of this Amendment or any provision hereof.

j.This Amendment has been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Amendment nor any alleged ambiguity therein shall be interpreted or resolved against any party on the grounds that such party or its counsel drafted this Amendment, or based on any other rule of strict construction. Each of the parties represents that such party has carefully read this Amendment and all other instruments and agreements executed in connection herewith and that such party knows the contents hereof and has signed the same freely and voluntarily. Section titles and references contained in this Amendment have been inserted as a matter of convenience and for reference only and shall not control or affect the meaning or construction of any of the terms contained herein. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BORROWERS:

OWLET BABY CARE, INC., a Delaware corporation, as Borrower and as Loan Party Representative

By:	/s/ Amanda T. Crawford
Name:	Amanda Twede Crawford
Title:	Chief Financial Officer

GUARANTORS:

OWLET, INC., a Delaware corporation

By:	/s/ Amanda T. Crawford
Name:	Amanda Twede Crawford
Title:	Chief Financial Officer

[Signature Page to First Amendment to Credit and Security Agreement]

ADMINISTRATIVE AGENT:

ABL OPCO LLC, a Delaware limited liability company

By:	/s/ Joseph Curdy
Name:	Joseph Curdy
Title:	Managing Director

[Signature Page to First Amendment to Credit and Security Agreement]

LENDERS:

AB LENDING SPV 2 LLC, a Delaware limited liability company

By:	/s/ Joseph Curdy
Name:	Joseph Curdy
Title:	Managing Director

[Signature Page to First Amendment to Credit and Security Agreement]